Hardinge Inc. One Hardinge Drive Elmira, NY 14902-1507 USA p. 607.734.2281 sales 800.843.8801 sales fax 607.734.8819 www.hardinge.com

June 1, 2017

Dear Randy,
I am pleased to extend the following offer to you for the position of Senior Vice President, Corporate Development for Hardinge Inc. reporting to me. Your effective start date will be June 3rd, 2017. The following details the compensation and benefits as part of this offer:

1.	Commencing on the effective date the Executive shall be paid an annual Base Salary of $275,000, payable in accordance with the Company's payroll practices.

2.
Executive shall be included to the extent eligible thereunder in all employee benefit plans, programs, or arrangements (including plans, programs, or arrangements providing for retirement benefits, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company for, or made available to, its senior executives generally.

3.	The Executive will be provided an automobile allowance in the amount of $1,000 per month, and not less than 3 weeks' vacation per calendar year.

4.
The Executive shall be eligible to receive awards under the Company's Cash Incentive and Stock Incentive Compensation plans. The Executive1s annual target award under the Company1s Cash Incentive and Stock Incentive Compensation plans shall be 50% of Base Salary. Awards under the Company's Cash Incentive Plan and Stock Incentive Plan shall be determined at the discretion of the Board, and may be subject to attainment of performance targets and objectives determined by the Board.

5.
Within (30) Days following the Effective Start date, the Executive will receive an Initial Option Grant of 75,000 non-qualified stock options under the Company's stock incentive compensation plan. The stock options will be subject to the following vesting requirements:

•	18,750 options vest on two year anniversary of Effective Start date, provided Executive is then employed by the Company

•	18,750 options vest on three year anniversary of the Effective Start date, provided Executive is then employed by the Company

•	37,500 options subject to performance vesting:

o	performance criteria to be determined prior to option grant; will include long term and short term parameters

We look forward to you joining the Hardinge executive leadership team!

Regards,
Charles P. Dougherty
President I Chief Executive Officer